EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Thornburg Mortgage, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-125125 and No. 333-147968), both on Form S-3 of Thornburg Mortgage, Inc. and subsidiaries, of our report dated February 27, 2008, except as to Notes 1, 2, and 13, which are as of March 9, 2008, with respect to the consolidated balance sheets of Thornburg Mortgage, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated income statements, statements of shareholders’ equity, and statements of cash flows for each of the years in the two-year period ended December 31, 2007, and the related financial statement schedule – mortgage loans on real estate and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K/A of Thornburg Mortgage, Inc.

Our report refers to the Company’s restatement of its consolidated financial statements and financial statement schedule as of December 31, 2007, and for the year then ended.

Our report also contains an explanatory paragraph that states that the Company did not have the financial resources as of March 6, 2008 to satisfy margin calls approximating $610 million associated with its reverse repurchase agreements and certain other financial instruments. Failure to satisfy these margin calls is an event of default under the reverse repurchase agreements and triggered cross default provisions in certain of the Company’s financing agreements. These events of default provide the Company’s lenders the discretion to declare the entire unpaid amounts due and payable on demand and to force liquidation of the Company’s assets to satisfy those obligations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Albuquerque, New Mexico

March 9, 2008